UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2013

ASTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.01 below is incorporated in this Item 1.01 by reference

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously discussed in a Current Report on Form 8-K filed by the Astronics Corporation (the “Company”) on May 28, 2013, the Company entered into a Stock Purchase Agreement by and among the Company, Peco, Inc., an Oregon corporation (“Peco”), the shareholders of Peco (the “Peco Sellers”) and certain shareholders of Peco in their capacity as Sellers’ Representative, pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock of Peco for approximately $136 million (the “Acquisition”).

A copy of the Purchase Agreement was filed as Exhibit 10.1 to this Current Report on Form 8-K on May 28, 2013.

On June 28, 2013, the Company entered into an agreement to extend the closing date of the Acquisition to no later than August 9, 2013. On July 18, 2013, the Company completed the acquisition.

In connection with the closing of the Acquisition, the Company entered into an Addendum, dated as of July 18, 2013 (the “Addendum”), to the Stock Purchase Agreement dated May 28, 2013, as amended by Amendment dated June 28, 2013 (the “Stock Purchase Agreement”). The Addendum revised the target working capital and the calculation of working capital as provided in the Stock Purchase Agreement, and clarified the obligations and benefits of the parties relating to environmental liabilities and lease liabilities retained by the sellers. The foregoing description of the Addendum does not purport to be complete and is qualified in its entirety by the Addendum attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company issued a press release on July 18, 2013 regarding the completion of the acquisition, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the funding of the Acquisition, the Company amended its existing credit facility by entering into a Third Amended and Restated Credit Agreement ( the “Credit Agreement”), dated as of July18, 2013. The Credit Agreement provides for a $75 million five-year revolving credit facility and a $190 million five-year term loan, both maturing on June 30, 2018. The amended facilities carry an interest rate ranging from 225 basis points to 350 basis points above LIBOR, depending on the Company’s leverage ratio as defined in the Credit Agreement. Principal installments are payable on the term loan in varying percentages quarterly through March 31, 2018 with a balloon payment at maturity and with mandatory prepayments being required in certain circumstances. The credit facility is secured by substantially all of the Company’s assets.

In addition, the Company is required to pay a commitment fee of between 25 basis points and 50 basis points quarterly on the unused portion of the revolving credit facility, based on the Company’s leverage ratio under the Credit Agreement.

The proceeds of the term loan were used to finance the Acquisition, pay off $7.0 million outstanding under the existing term loan, $7.0 million outstanding under the existing revolving credit facility and $0.5 million of other term debt and to pay transaction expenses and are available for general corporate purposes including for potential additional funding of a make-whole payment to the Peco Sellers arising from an election under IRS Code Section 338 (h)(10). This election will allow the Company to deduct the amortization of acquired goodwill and other intangible assets from its taxable income. The additional income tax to the Peco Sellers that is associated with the election, which will be determined by year-end, would require additional consideration to be paid to the Peco Sellers.

Covenants have not been modified. The maximum permitted Leverage Ratio continues to be 3.75 to 1 as of the end of each fiscal quarter through March 31, 2015 and 3.50 to 1 for each fiscal quarter ending thereafter. The covenant for minimum fixed charge coverage as defined in the Credit Agreement is to be not less than 1.25 to 1 as of each fiscal quarter end.

In the event of voluntary or involuntary bankruptcy of the Company or any subsidiary, all unpaid principal and other amounts owing under the Credit Agreement automatically become due and payable. Other events of default, such as failure to make payments as they become due and breach of financial and other covenants, give the Agent the option to declare all such amounts immediately due and payable.

A copy of the Credit Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

The above description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

(d) Exhibits.

Exhibit Number	Description

10.1	Addendum to the Stock Purchase Agreement

10.2	Third Amended and Restated Credit Agreement

99.1	Press Release of Astronics Corporation July 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated: July 18, 2013	By:	/s/ David C. Burney
	Name:	David C. Burney
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Addendum to the Stock Purchase Agreement

10.2	Third Amended and Restated Credit Agreement

99.1	Press Release of Astronics Corporation July 18, 2013